UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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ENOVA SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)
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ENOVA SYSTEMS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of Enova Systems, Inc., a California corporation, will be held on May 22, 2008 at 10:00 a.m. local time at Enova Systems, Inc.’s principal executive office, located at 1560 West 190th Street, Torrance, California 90501 for the following purposes:

1. To elect eight directors to serve until the 2009 Annual Meeting of Shareholders and until their respective successors are elected and qualify from among the following nominees: Bjorn Ahlstrom, Malcolm R. Currie, Richard Davies, Michael E. Staran, John J. Micek, Edwin O. Riddell, Roy S. Roberts, and John R. Wallace.

2. To vote on ratifying the selection of PMB Helin Donovan, LLP as its independent auditors for 2008.

3. To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

The Board of Directors has fixed the close of business on April 29, 2008 as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of Enova Systems, Inc.’s common stock, no par value, or Preferred Stock, no par value, at that time will be entitled to receive notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are requested to authorize a proxy to vote your shares by filling in and signing the enclosed proxy card, and by mailing it promptly in the enclosed postage-prepaid envelope. You may also authorize a proxy to vote your shares electronically by following the instructions on your proxy card. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors

/s/  Michael E. Staran
Michael Staran, President and Chief Executive Officer
Torrance, California

April 29, 2008

IMPORTANT:

Regardless of the number of shares you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card to vote your shares by following the instructions on your proxy card.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Proxy Statement

This proxy statement is furnished to the shareholders of Enova Systems, Inc., a California corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2008 Annual Meeting of Shareholders to be held on Thursday, May 22, 2008 at 10:00 a.m. local time at the Enova Systems principal executive office, located at 1560 West 190th Street, Torrance, California 90501 and at any and all adjournments of the Annual Meeting. This proxy statement and the accompanying Notice of Annual Meeting and proxy card are first being sent to shareholders on or about May 3, 2008.

Please mark, date, sign and return the enclosed Proxy in the accompanying postage-prepaid, return envelope as soon as possible so that, if you do not attend the Annual Meeting, your shares may be voted.

Record Date and Voting

The close of business on April 29, 2008 has been fixed as the record date for determining the holders of shares of common stock, Series A Preferred Stock, and Series B Preferred Stock of Enova Systems entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, there were 19,319,591 shares of common stock, 2,674,412 shares of Series A Preferred Stock, and 546,166 shares of Series B Preferred Stock, outstanding and entitled to vote at the Annual Meeting. The common stock, Series A Preferred Stock, Series B Preferred Stock will vote together as a single class on all matters voted on at the Annual Meeting.

Each outstanding share of common stock on the record date is entitled to one vote, each outstanding share of Series A Preferred Stock on the record date is entitled to 1/45 of one vote, and each outstanding share of Series B Preferred Stock on the record date is entitled to 2/45 of one vote on all matters voted on at the Annual Meeting. The conversion ratio for the preferred stock reflects anti-dilution provisions to account for the 1:45 reverse stock-split that our common stock underwent on July 20, 2005. On a converted basis therefore, the Series A Preferred Stock holds the voting power of 59,431 shares of common stock and the Series B Preferred Stock holds the voting power of 24,274 shares of common stock. Including the preferred stock on an as converted basis together with the 19,319,591 shares of common stock, the total voting shares entitled to vote on the record date was 19,403,296 shares.

The presence at the Annual Meeting of a majority of the shares of common stock, Series A Preferred Stock, and Series B Preferred Stock of Enova Systems in the aggregate on an as converted basis, or 9,701,649 shares, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A “broker non-vote” refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and with respect to which, on one or more but not all proposals, such broker or nominee does not have discretionary voting power to vote such share. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal (other than the election of directors) has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.

With respect to the election of directors (Proposal 1), the nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be declared elected. An affirmative vote of a majority of the shares of common stock, Series A Preferred Stock (as converted), and Series B Preferred Stock (as converted), present and voting at the Annual Meeting, either in person or by proxy, is required for approval of Proposal 2 (ratification of independent auditors).

Cumulative voting may be used in the election of directors. Under cumulative voting, each holder of common stock and each holder of Series A and Series B Preferred Stock may cast for a single candidate, or distribute among the candidates as such holder chooses, a number of votes equal to the number of candidates (eight at this Annual

Meeting) multiplied by the number of shares held by the shareholder. Cumulative voting will apply only to those candidates whose names have been placed in nomination prior to voting. No shareholder shall be entitled to cumulate votes unless the shareholder has given notice at the meeting, prior to the voting, of the shareholder’s intention to cumulate the shareholder’s votes. If any one shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination, except to the extent that if a shareholder withholds votes from the nominees. The proxy holders named in the accompanying form of proxy, in their sole discretion, will vote such proxy for, and, if necessary, exercise cumulative voting rights to secure the election of the nominees listed below as directors of Enova Systems.

If a properly signed proxy is submitted but not marked as to a particular item, the proxy will be voted FOR the election of the eight nominees for director of Enova Systems named in this proxy statement and FOR the ratification of the selection of PMB Helin Donovan LLP as its independent auditors for 2008.

The Board of Directors does not know of, and it is not anticipated that, any matters other than those set forth in the proxy statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

An automated system administered by our transfer agent will tabulate votes of the holders of common stock, Series A and Series B Preferred Stock cast by proxy. An employee of Enova Systems will tabulate votes cast in person at the Annual Meeting.

Solicitation

You may submit your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid and addressed envelope. For shares you hold beneficially in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

The solicitation of proxies will be conducted by mail and Enova Systems will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of Enova Systems common stock or preferred stock. We may conduct further solicitation personally, telephonically, by facsimile or by other electronic or written means through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Revocability of Proxy

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a new proxy, by filing a written revocation with the Secretary of Enova Systems, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting without further action will not cause your previously granted proxy to be revoked. You may change your proxy instructions for shares you beneficially own by submitting new voting instructions to your broker or nominee.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of six members. Our Bylaws provide that the size of the Board shall be not less than six members nor more than nine members. The Board has fixed its size at nine members. Eight nominees will stand for election at the Annual Meeting and if elected will serve until the 2009 Annual Meeting of Shareholders and until their successors are elected and qualify. The following individuals have been nominated to serve as directors: Bjorn Ahlstrom, Malcolm R. Currie, Michael E. Staran, John J. Micek, Edwin O. Riddell, Roy S. Roberts, John R. Wallace, and Richard Davies.

Of the eight nominees, two persons — Mr. Roberts and Mr. Davies — are new nominees to the Board. The remaining six nominees — Bjorn Ahlstrom, Malcolm Currie, John Micek, Edwin Riddell, Michael Staran, and John Wallace — currently serve on the Board. Each of the existing Board members was elected at our prior annual meeting in November 2006, with the exception of Mr. Staran who was appointed to the Board effective August 28, 2007 and Mr. Micek who was appointed to the Board on December 4, 2007. Sten Langenius resigned from the Board effective January 1, 2008. Anthony Rawlinson, the Chairman, resigned from the Board effective April 23, 2008. The term of Donald Dreyer as a director will end upon the election of the new Board at the Annual Meeting. Enova Systems thanks Messrs. Langenius, Rawlinson, and Dreyer for their past service.

The Board anticipates that each of the nominees, if elected, will serve as a director. In the unexpected event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the shares of common stock represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

Information Regarding Nominees

Bjorn Ahlstrom.  Mr. Ahlstrom, age 74, was elected to the Board of Directors in June 2004. He retired as Chairman of Volvo Group North America, Inc. on April 1, 2004. Prior to that, Mr. Ahlstrom was President and Chief Executive Officer of Volvo North America Corporation from 1971 until 1994. During this term, Volvo North America Corporation owned and operated Volvo’s businesses in the United States and Canada. Under Mr. Ahlstrom’s leadership, Volvo North America Corporation grew from a $50 million car importer in the early 1970s to a $6 billion company with manufacturing and marketing operations for cars, trucks, marine engines, and financial services. Since his retirement, Mr. Ahlstrom has acted as a consultant in the heavy-duty vehicle industry. In 1981, he received the Royal Order of the North Star from King Carl XVI Gustaf of Sweden. The United States Government awarded Mr. Ahlstrom the Medal of Peace and Commerce in 1983. He received the Ellis Island Medal of Honor in 1990. Mr. Ahlstrom has been awarded honorary Doctor of Law degree from St John’s University, NY, and Ramapo College of New Jersey.

Malcolm R. Currie, Ph.D.  Dr. Currie, age 81, was re-elected to the Board of Directors in 1999. He had served as a director of Enova Systems from 1995 through 1997. Since 1995, Dr. Currie has served as Chief Executive Officer and Chairman of Regal One Corp., a business development corporation. He also served as Chief Executive Officer and Chairman of Currie Technologies, Inc. between 1997 and 2005. From 1986 until 1992, Dr. Currie served as Chairman and Chief Executive Officer of Hughes Aircraft Co., and from 1985 until 1988, he was the Chief Executive Officer of Delco Electronics. Dr. Currie’s career in electronics and management has included research with patents and papers in microwave and millimeter wave electronics, laser, space systems, and related fields. He has led major programs in radar, commercial satellites, communication systems, and defense electronics. Dr. Currie served as Undersecretary of Defense for Research and Engineering, the Defense Science Board, and currently serves on the Boards of Directors of Innovative Micro Technology and Regal One Corp. He is past president of the American Institute of Aeronautics and Astronautics, and is a Member and past Chairman of the Board of Trustees of the University of Southern California.

Richard Davies.  Mr. Davies, age 39, is a new nominee to the Board of Directors. Since 2007, he has served as Managing Director of investments for Jagen Pty Ltd. Prior to that appointment, he managed the listed equity investments of Jagen Ptd Ltd. since 2003. Between 2001 and 2003, Mr. Davies co-founded Kicap Management, a global long short equity hedge fund. Between 1998 and 2001, Mr. Davies worked for Tiger Management as an analyst of telecom and media industries. In addition to his experience as a portfolio manager and analyst, Mr. Davies between 1992 and 1996 practiced an attorney with Baker & McKenzie in Hong Kong and Melbourne, Australia and then Freehill, Hollingdale & Page in Melbourne and Sydney, Australia. Mr. Davies graduated in 1992 from Monash University in 1992 with a Bachelor of Law (Honors) and Bachelor of Economics. He also earned an MBA (Honors) from Columbia Business School.

John J. Micek.  Mr. Micek, age 55, was re-appointed to the Board of Directors in 2007. He previously served on the Board between April 1999 and July 2005. Since 2000, Mr. Micek has been Managing Director of Silicon Prairie Partners, LP, a Palo Alto, California-based family-owned venture fund. He also is admitted to practice law in California and his prior practice focused financial services. Mr. Micek currently actively serves on the Board of Directors of Armanino Foods of Distinction, UTEK Corporation, and JAL/Universal Assurors. During the past five years, he previously served on the Board of Directors of Benda Pharmaceutical, Wherify Wireless, and

ExchangeBlvd.com. Micek is a cum laude graduate of Santa Clara University, and the University of San Francisco School of Law, where he was Senior Articles Editor of the Law Review.

Edwin O. Riddell.  Mr. Riddell, age 66, has served on the Board of Directors since 1995. He also served as our President and Chief Executive Officer from August 20, 2004 until his retirement effective August 28, 2007. Between 1999 and 2004, Mr. Riddell was President of CR Transportation Services, a consultant to the electric and hybrid vehicle industry. From 1992 to 1999, Mr. Riddell was Product Line Manager of the Transportation Business Unit at the Electric Power Research Institute, and from 1985 until 1992, he served with the Transportation Group, Inc. as Vice President of Engineering, working on electrically driven public transportation systems. From 1979 to 1985, Mr. Riddell was Vice President, General Manager and COO of Lift-U, Inc., a manufacturer of handicapped wheelchair lifts for the transit industry. He has also worked with Ford, Chrysler, and General Motors in the area of auto design, and as a member of senior management for a number of public transit vehicle manufacturers. Mr. Riddell served as a member of the American Public Transportation Association’s (APTA) Member Board of Governors for over 15 years, and served on APTA’s Board of Directors. Mr. Riddell was also Managing Partner of the U.S. Advanced Battery Consortium. He also serves on the Electric Drive Association Board of Directors.

Roy S. Roberts.  Mr. Roberts, age 69, is a new nominee to the Board of Directors. He has served as Managing Director of Reliant Equity Investors, a venture capital firm, since September 2000. Mr. Roberts retired from General Motors in 2000. At the time of his retirement, he was Group Vice President for North American Vehicle Sales, Service and Marketing of General Motors Corporation, having been elected to that position in October 1998. Prior to that time, he was Vice President and General Manager in charge of Field Sales, Service and Parts for the Vehicle Sales, Service and Marketing Group from August 1998 to October 1998, General Manager of the Pontiac-GMC Division between 1996 and 1998, and General Manager of the GMC Truck Division between 1992 and 1996. Mr. Roberts first joined General Motors Corporation in 1977 and became a corporate officer of General Motors Corporation in 1987. He was named 1996 Executive of the Year by Black Enterprise magazine and 1997 Executive of the Year by African Americans on Wheels magazine. Mr. Roberts earned a bachelor’s degree from Western Michigan University. He also received honorary doctorate degrees from Florida A&M University and Grand Valley State College. He previously served as on the Board of Directors for Morehouse School of Medicine, the United Negro College Fund, the National Urban League, and as president and on the National Board of Directors for the Boy Scouts of America. He currently serves as a director of Burlington Northern Santa Fe Corporation and Abbott Laboratories, and as Trustee Emeritus at Western Michigan University.

Michael Staran.  Mr. Staran, age 47, was appointed to the Board of Directors in 2007. He currently serves as our President and Chief Executive Officer. Mr. Staran became our Chief Executive Officer effective August 28, 2007. He previously had served as President and Chief Operating Officer since June 26, 2007 and Executive Vice President since November 17, 2006. He also acted as a consultant for Enova Systems from November 2004 through February 2005 when he was hired by us as Director of Sales and Marketing. Mr. Staran has nearly 30 years of experience in business development, product management, sales and marketing, and engineering. Prior to joining us in 2006, he had served since 1998 as President of Effective Solutions People LLC providing specialized consulting to the OEM supplier segment. His affiliations and work history range from companies such as Ford, General Motors and DaimlerChrysler to suppliers such as Johnson Controls Inc. and Decoma International (a division of Magna International) where he was vice president of sales and marketing for 13 years. Mr. Staran holds a Bachelor of Science degree in Mechanical Engineering with a minor in Mathematics from Lawrence Institute of Technology in Southfield Michigan. Mr. Staran has developed three patented mechanical designs within the automotive components sector.

John R. Wallace.  Mr. Wallace, age 59, was elected to the Board of Directors in 2002. Since November of 2005, he has held the position of CEO, Xantrex Technology, Inc. based in Burnaby, B.C. Canada. He also has been a member of the Xantrex Board of Directors since 2003. From 2002 to 2005, Mr. Wallace worked independently as a consultant in the alternative energy sector. Prior to working as a consultant, Mr. Wallace served in various capacities at Ford Motor Company from 1988 until his retirement in 2002. He served as Director of Ford’s Electronic Systems Research Laboratory, Research Staff, from 1988 through 1990. He then worked in Ford’s alternative fuel vehicle programs, serving first as Director of Technology Development Programs then as Director of Electric Vehicle Programs, Director of Alternative Fuel Vehicles, and finally Director of Environmental Vehicles. Prior to joining Ford Research Staff, he was president of Ford Microelectronics, Inc., in Colorado Springs. Mr. Wallace has been past Chairman of the Electric Vehicle Association of the Americas, past Executive Director and Chairman of the Board of Directors of TH!NK Nordic, past chairman of the United States Advanced Battery Consortium, and past Chairman of the California Fuel Cell Partnership. His other experience includes work as program manager with Intel Corporation. He also served as Director, Western Development Center, for Perkin-Elmer Corporation and as President of Precision Microdesign, Inc.

There is no family relationship between any director, nominee, or executive officer of Enova Systems.

Required Vote and Recommendation

The holders of the common stock, Series A Preferred Stock, and Series B Preferred Stock, voting together as a single class, are entitled to elect the members of the Board. In prior years, holders of the Series B Preferred Stock were entitled to separately elect up to two members of the Board. That separate entitlement expired as of October 14, 2007 when more than fifty percent of the originally issued and outstanding Series B Preferred Stock had been converted into common stock.

Our Bylaws provide that every shareholder entitled to vote shall have the right to cumulate the holder’s votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the holder’s shares are entitled. To do so, the names of the candidate or candidates for whom the shareholder votes have been placed in nomination prior to the voting and that at least one shareholder has given notice at the meeting prior to the voting of an intention to cumulate votes.

The eight nominees receiving the most votes (providing a quorum is present) will be elected as directors. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum. Properly executed and unrevoked proxies will be voted FOR the nominees set forth in Proposal 1 unless contrary instructions or an abstention are indicated in the proxy. The proxy holders named in the accompanying form of proxy, in their sole discretion, will if necessary, exercise cumulative voting rights to secure the election of the nominees.

The Board of Directors unanimously recommends a vote FOR each and all of the nominees.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC AUDITORS

The Board recommends that the shareholders ratify the Audit Committee’s selection of PMB Helin Donovan LLP as the principal registered independent auditors of Enova Systems for fiscal year 2008. PMB Helin Donovan LLP served as our registered independent auditor at the conclusion of each of our two most recently completed fiscal years. A representative of PMB Helin Donovan LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PMB Helin Donovan LLP to our shareholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Enova Systems and our shareholders.

Required Vote and Recommendation

The affirmative vote of the holders of a majority of the shares of the common stock, Series A Preferred Stock (as converted), and Series B Preferred Stock (as converted), voting together as a single class, present or represented by proxy at the Annual Meeting, is required to ratify the selection of PMB Helin Donovan. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote, although they will count towards the presence of a quorum. Proxies will be voted for ratifying the selection of PMB Helin Donovan LLP as our independent auditors for fiscal year 2008 unless contrary instructions are set forth on the enclosed proxy card.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of PMB Helin Donovan LLP as Enova Systems’ independent auditors for fiscal year 2008.

CORPORATE GOVERNANCE AND RELATED MATTERS

Code of Ethics

Enova Systems has adopted a “Code of Ethics For Officers, Directors, and Employees” consistent with Securities and Exchange Commission (SEC) rules requiring a Code of Ethics and the American Stock Exchange (AMEX) rules requiring a Code of Conduct and Ethics. It applies to our Board of Directors, Chief Executive Officer, Chief Financial Officer and principal accounting officer, and employees. A copy of the Code of Ethics for Officers, Directors, and Employees may be obtained free of charge by writing to Enova Systems, Inc., 1560 West 190th Street, Torrance, California 90501, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of our website (www.enovasystems.com). To the extent required by the rules of the Securities and Exchange Commission (SEC) and the American Stock Exchange (AMEX), we will post on our website any amendments and waivers relating to our code of ethics.

Board of Directors and its Committees

The Board of Directors currently consists of six directors. The minimum and maximum number of directors under our Bylaws is six and nine members. The Board has fixed its current size at nine members.

The Board of Directors has determined that at least 50% of its members are “independent” within the meaning of AMEX rules as applicable to a smaller reporting company. Specifically, Messrs. Ahlstrom, Currie, Dreyer, Micek, and Wallace are independent. Although they have since resigned, Messrs. Rawlinson and Langenius also were independent. We believe that, if elected to the Board as nominated in this proxy statement, Messrs. Davies and Roberts also will be independent.

The Board met four times during 2006 and five times during 2007. The Board schedules regular executive sessions at each of its meetings, in which non-employee directors meet without management participation. In addition, at least once each year the independent directors meet without non-independent director participation. Each of the directors attended at least 75% of the aggregate Board meeting and relevant committee meetings in each of 2006 and 2007, except for Mr. Langenius, who attended only two of the four Board meetings in 2006. The Board expects all directors to attend annual meetings of shareholders.

Audit Committee.  The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The current members of this committee are Messrs. Micek (Chair), Ahlstrom, and Wallace. Mr. Dreyer also served on the Audit Committee until March 2008 when he was replaced by Mr. Micek. Although there presently are three members of the Audit Committee, AMEX rules permit us, as a smaller reporting company, to have only two members of the audit committee. The Board has determined that the members of the Audit Committee are “independent” under the rules of the SEC and the AMEX. In addition to being independent, Mr. Wallace has been determined by the Board to be an “audit committee financial expert” as defined by the SEC and the AMEX. Mr. Wallace’s designation by the Board as an “audit committee financial expert” is not intended to be a representation that he is an expert for any purpose as a result of such designation, nor is it intended to impose on him any duties, obligations or liability that are greater than the duties, obligations or liability imposed on him as a member of the Audit Committee and the Board in the absence of such designation.

The Audit Committee, among other functions, has the sole authority to appoint and replace the independent auditors, is responsible for the compensation and oversight of the work of the independent auditors, reviews the results of the audit engagement with the independent auditors, and reviews and discusses with management and the independent auditors quarterly and annual financial statements and major changes in accounting and auditing principles. The Audit Committee met five times during 2006 and five times during 2007. The Board has adopted a written charter for the Audit Committee. The Audit Committee charter may be obtained free of charge by writing to Enova Systems, Inc., 1560 West 190th Street, Torrance, California 90501, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of our website (www.enovasystems.com). The Report of the Audit Committee is provided below on page 14.

Compensation Committee.  The Board of Directors has established a Compensation Committee. The current members of this committee are Messrs. Ahlstrom (Chair), Riddell and Currie. The Board has determined that Messrs. Ahlstrom and Currie are “independent” members of the Compensation Committee under the rules of the AMEX. Mr. Riddell is not “independent” by virtue as having served as our Chief Executive Officer within the past three years. However, the compensation of our executive officers has always been ratified by a majority of the independent members of our Board.

The Compensation Committee, among other functions, reviews and recommends compensation structures, programs and amounts, and establishes corporate and management performance goals and objectives. The determinations of the Compensation Committee typically are ratified by the full Board of Directors, including a majority of independent directors. In performing its functions with respect to management and employees, the Compensation Committee may rely upon the recommendations of or delegate authority to our Chief Executive Officer. The Compensation Committee met two times during 2006 and three times during 2007. The Board has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee charter may be obtained free of charge by writing to Enova Systems, Inc., 1560 West 190th Street, Torrance, California 90501, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of our website (www.enovasystems.com).

Nominating Committee.  The Board of Directors has established a Nominating Committee. The current members of this committee are Messrs. Ahlstrom and Dreyer. A vacancy occurred in the composition of the nominating committee upon the resignation of Mr. Rawlinson from the Board on April 23, 2008. Mr. Rawlinson had served as Chairman of the Nominating Committee. The Board has determined that the members of the Nominating Committee are, and in the case of Mr. Rawlinson was, “independent” under the rules of the AMEX. The Nominating Committee generally monitors, reviews, and makes recommendations on (i) Board composition including assessment of skills, performance, and independence, and (i) appointment of the Chief Executive Officer and management succession. The Nominating Committee did not meet in 2006 and met once in 2007. The Board has adopted a written charter for the Nominating Committee. A copy of the Nominating Committee charter may be obtained free of charge by writing to Enova Systems, Inc., Enova Systems, Inc., 1560 West 190th Street, Torrance, California 90501, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of our web site (www.enovasystems.com).

Consideration of Director Nominees

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating Committee considers the person’s qualities and skills, which include business and professional background, history of leadership or contributions to other organizations, function skill set and expertise, general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment, and service on other boards of directors. There are no specific minimum qualifications for nominees. The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating Committee may assess the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies are expected, due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating Committee will consider various potential candidates for director which may come to the Nominating Committee’s attention through current Board members, professional search firms, shareholders or other persons. No fees were paid to any third party to identify or evaluate potential nominees for inclusion in this proxy statement.

In exercising its function of recommending individuals for nomination by the Board for election as directors, the Nominating Committee considers nominees recommended by shareholders. The Nominating Committee will consider candidates recommended by shareholders under the criteria summarized above. The Nominating Committee will make an initial analysis of the qualities and skills of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is suitable for service on our Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating Committee as part of its review. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. There have been no material changes to the procedures by which shareholders may recommend nominees since our prior annual meeting in November 2006.

If you would like the Nominating Committee to consider a prospective candidate, please submit the candidate’s name and biographical description to: Enova Systems, Inc., 1560 West 190th Street, Torrance, California 90501, Attention: Corporate Secretary.

Contacting the Board

You may contact any of our directors, or our independent directors as a group, by writing to them c/o Enova Systems, Inc., 1560 West 190th Street, Torrance, California 90501, Attention: Corporate Secretary. Your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded to the appropriate director(s) as addressed, except for solicitations or other matters unrelated to our company.

Director Compensation

The table below summarizes the total compensation we paid to our directors for the fiscal year ended December 31, 2007:

Non-Executive	Fees Earned or
Director Name	Paid in Cash	Stock Awards	Total

Bjorn Ahlstrom(1)	$21,000	$24,000	$45,000
Malcolm Currie	$16,000	$24,000	$40,000
Donald Dreyer(1)	$26,000	$24,000	$50,000
Sten Langenius(2)	$12,000	$18,000	$30,000
John Micek(3)	—	—	—
Anthony Rawlinson	$31,000	$24,000	$55,000
Edwin Riddell(4)	—	—	—
John Wallace(1)	$21,000	$24,000	$45,000

(1)	Member of Audit Committee (Mr. Dreyer as Chairman) in 2007.

(2)	Mr. Langenius did not participate in the final Board meeting of 2007 pending his previously announced resignation from the Board effective January 1, 2008.

(3)	Mr. Micek was appointed to the Board on December 4, 2007 and did not participate in any Board meetings in 2007.

(4)	Mr. Riddell became a non-executive director upon his retirement as Chief Executive Officer effective August 28, 2008. He did not receive any director compensation because for the remainder of 2007 he received retirement compensation as described below in the Executive Compensation section.

During 2007, we awarded an aggregate of 28,246 shares of common stock to the non-executive directors. Board compensation for directors is made in accordance with standards that were originally implemented in September 1999. Our policy as to the Board compensation since initially adopted during fourth quarter of 2005 provides that each director receives quarterly compensation for Board meeting attendance at a flat rate of $4,000 in cash and $6,000 in stock valued as of the closing prices of our common stock on the last day of the quarter in which the meeting is held. The flat rate is not dependent on the amount or type of services performed by the director. In February 2006, the Board increased the compensation paid to members of the Board who serve on our audit committee to provide additional compensation of $10,000 for the chairman of the audit committee and $5,000 for other members of the audit committee payable at the commencement of each year so long as the member was on the

Audit Committee before filing of our Annual Report on 10-K for the prior fiscal year. All directors are also reimbursed for out-of-pocket and related travel expenses incurred in connection with attending Board and committee meetings. In addition, our Board determined to make a one-time additional cash award to the Chairman, Mr. Rawlinson, on January 15, 2008 in the amount of $15,000 for his services as Chairman of Enova Systems.

EXECUTIVE OFFICERS

We currently have two executive officers.

Michael Staran.  Please see “Information Regarding Nominees” above for a biographical discussion of Mr. Staran, our President and Chief Executive Officer.

Jarett Fenton.  Mr. Fenton, age 31, has served as our Chief Financial Officer since February 5, 2007. He previously served from March 2003 through February 2007 the Chief Executive of the Clarity Group, a company he founded to provide SEC reporting and corporate compliance consultancy. From September 1998 to March of 2003, Mr. Fenton worked as a Senior Associate in the Middle Market practice of PricewaterhouseCoopers in the Orange County, CA office where he facilitated audit engagements, worked on SEC reporting issues, controls assessments, client reporting, financial guidance interpretation and staff development. Mr. Fenton has a B.A. in Business Economics with an emphasis in Accounting from the University of California at Santa Barbara and is a Certified Public Accountant in the State of California.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2007 and 2006:

	Fiscal			Stock	Options	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(4)	Awards(5)	Compensation(6)	Total

Michael Staran(1)	2007	$206,916	$83,000	$81,780	$12,495	$63,351	$447,542
Chief Executive Officer	2006	$149,615	$10,000	—	$12,495	$17,000	$189,110
Edwin Riddell(2)	2007	$245,286	$83,000	—	$41,166	$119,805	$489,257
former Chief Executive Officer	2006	$224,346	—	—	$41,166	$54,023	$319,535
Jarett Fenton(3)	2007	$148,185	$72,000	$22,650	—	$4,816	$247,651
Chief Financial Officer	2006	—	—	—	—	—	—

(1)	Mr. Staran became our principal executive officer on August 3, 2007 and was officially appointed to the position of President and Chief Executive Officer on August 28, 2007. He previously served during 2007 and since November 17, 2006 as executive officer in the capacity as President and Chief Operating Officer. During 2006, Mr. Staran also served as a non-executive Vice President of Sales and Marketing. The amounts shown reflect his total 2006 compensation as both executive and non-executive vice president.

(2)	Mr. Riddell retired as Chief Executive Officer effective August 28, 2007.

(3)	Mr. Fenton was appointed Chief Financial Officer effective February 5, 2007. The prior Chief Financial Officer, Corrine Bertrand, who resigned her position as Chief Financial Officer effective January 31, 2007, did not receive the minimum threshold of total compensation in 2007 under SEC rules to require disclosure.

(4)	The amount shown for Mr. Staran and Mr. Fenton reflects 6,000 shares and 5,000 shares respectively, each valued as of the grant date at the $4.53 closing price of our common stock on the AMEX on August 28, 2007. The amount shown for Mr. Staran also reflects 12,000 shares valued as of the grant date at the $4.55 closing price of our common stock on the AMEX on October 12, 2007.

(5)	Although no options were awarded in 2006 or 2007, the amounts shown are calculated in accordance with SEC rules to reflect previously issued options that vested in 2006 and 2007 as computed in accordance with

FAS 123R consistent with the assumptions set forth in Note 12 to the financial statements in our Annual Report on Form 10-K.

(6)	For Mr. Staran, the amount shown attributable to 2007 consists of (i) $35,235 for lease of apartment and related insurance; (ii) $9,800 for automobile allowance; (iii) $5,000 relocation expenses to California; (iv) $2,217 value of life insurance premiums paid; and (v) $11,099 in medical insurance premiums. For Mr. Riddell, the amount shown attributable to 2007 consists of (i) $33,885 for lease of apartment and related insurance; (ii) $4,000 for automobile allowance; (iii) $37,266 value of company automobile transferred upon retirement; (iv) $3,978 value of company computer transferred upon retirement; (v) $4,835 relocation expenses from California; (vi) $30,000 accrued vacation pay upon retirement; (vii) $2,217 value of life insurance premiums paid; and (viii) $3,624 in medical insurance premiums paid. For Mr. Fenton, the amount shown attributable to 2007 consists of (i) $1,848 value of life insurance premiums paid; and (ii) $2,968 in medical insurance premiums paid. Mr. Fenton did not received perquisites valued at or in excess of $10,000.

Employment Agreement

Michael Staran

Prior to his appointment as Chief Executive Officer, Mr. Staran’s compensation was governed by a letter agreement executed on March 27, 2007 retroactive to January 22, 2007 when he served as Executive Vice President. Pursuant to the letter agreement, Mr. Staran received an annual salary of $190,000, was eligible to participate in the executive bonus program and received health and life insurance benefits. We also agreed to issue Mr. Staran 6,000 shares of common stock.

Upon his appointment as Chief Executive Officer on August 28, 2007, the Board of Directors increased Mr. Staran’s annual salary from $190,000 to $235,000 retroactive to July 1, 2007. In addition the Board awarded Mr. Staran 12,000 shares of common stock on October 12, 2007. The Board also implemented a contingent bonus program for Mr. Staran payable at the election of us in stock or cash as follows:

Revenues as of December 31, 2007 Equal to or in Excess of:	Bonus:

$7.5 Million but less than $8.5 Million	$52,000
$8.5 Million but less than $9.5 Million	$65,625
$9.5 Million but less than $10.5 Million	$91,875
$10.5 Million	$131,250

Effective February 11, 2008, we entered into an employment agreement with Mr. Staran to provide him an annual salary of $250,000 beginning as of January 1, 2008 and to ratify the contingent bonus schedule set forth above. Our net revenues for December 31, 2007 as disclosed in our Annual Report on Form 10-K filed March 26, 2008 were $9,175,000. Rather than the fixed $65,625 due under the bonus schedule range, the Board determined to award Mr. Staran $83,000 reflecting the approximate proportionate value of bonus with the revenue range.

Pursuant to the February 11, 2008 employment agreement, we will lease a car for Mr. Staran’s use and pay for related expenses. Mr. Staran also is entitled to reimbursement for an apartment at the rate of $3,335 per month. The employment agreement further provides for life, medical and disability benefits and 15 days of annual accrued vacation.

Edwin Riddell

Mr. Riddell served as Chief Executive Officer in 2007 prior to his retirement on August 28, 2008. His compensation was governed by a letter agreement originally effective January 3, 2005 and most recently amended December 13, 2005 and effective January 9, 2006. Pursuant to the amended letter agreement, Mr. Riddell received a yearly salary of $225,000 and was eligible for mutually agreed upon performance awards. The actual performance goals for 2007 were established in his retirement agreement as discussed below and consistent with the schedule discussed above for Mr. Staran. Under the original letter agreement, Mr. Riddell received options to purchase 1,000,000 shares of Enova common stock at an original exercise price of $0.11 per share. The stock options vested over three years in equal monthly installments and expired five years from the date of issuance. The agreement also provides for health benefits, a standard life insurance policy, living accommodations, and a company automobile. Mr. Riddell’s employment was at-will and could be terminated by either Mr. Riddell or us for any reason and at any time.

On July 12, 2007, we entered into an agreement with Mr. Riddell establishing terms by which he would retire as Chief Executive Officer in accordance with our corporate succession policy. Although originally intended to occur as of October 1, 2007, his actual retirement date was August 28, 2007. Under the agreement, Mr. Riddell received all accrued benefits as of his retirement date including a lump sum payment representing accrued but unused vacation. In addition, he continued to collect his regular salary and benefits through December 31, 2007. We also paid his moving expenses, allowed him continued use of his company-owned apartment through October 31, 2007, and transferred to him ownership of the company car and personal computer equipment he currently uses. Mr. Riddell also was entitled to a bonus, payable in either cash or stock, on or before April 15, 2008 consistent with the same schedule above for Mr. Staran. Our net revenues for December 31, 2007 as disclosed in our Annual Report on Form 10-K filed March 26, 2008 were $9,175,000. Rather than the fixed $65,625 due under the bonus schedule range, the Board determined to award Mr. Riddell $83,000 reflecting the approximate proportionate value of bonus with the revenue range.

Jarett Fenton

The employment of Mr. Fenton is governed by a letter agreement entered into upon his appointment as Chief Financial Officer that provides for an annual salary of $170,000 and a stock award of 5,000 shares. Mr. Fenton also became eligible to participate in a 2007 management bonus compensation which was tied to the same 2007 revenue targets per the schedule above. Mr. Fenton further receives health and life insurance benefits and an automobile allowance.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options	Option	Option
Name	(#) Exercisable	(#) Unexercisable	Exercise Price	Expiration Date

Michael Staran	19,167	3,833	$4.35	9/21/2015

Edwin Riddell	21,605	617	$4.95	1/03/2010
	22,500	7,500	$4.35	9/21/2015

Our Chief Financial Officer, Mr. Fenton had no outstanding equity awards as of December 31, 2007.

Current Equity Incentive Plans

We presently have only one active stock-based compensation plan. The 2006 Equity Compensation Plan authorizes the Compensation Committee to grant stock options and other stock awards to employees and consultants, including executives. The determination of whether option grants are appropriate each year is based upon individual measures established for each individual within the subjective determination of the Compensation Committee. Options are not necessarily granted to each executive during each year. Options granted to executive officers generally vest in conjunction with the attainment of the performance goals of the company. No stock options were granted to executive officers in 2007.

Change of Control and Retirement Arrangements

The terms of his February 11, 2008 employment agreement with our current Chief Executive Officer provides that in the event Mr. Staran’s employment is terminated by us without cause, he is entitled to receive as severance (i) three months of health benefits, (ii) his contingent bonus, and (iii) 12 months payment of his current base salary on a monthly basis. If his duties or responsibilities are materially diminished, including due to the merger, sale, or closure of Enova Systems, or if he is assigned duties that are demeaning or otherwise materially inconsistent with the duties then currently performed by him, Mr. Staran will have the right to receive the same severance payment as if his employment had been terminated without cause.

We entered into a retirement agreement with our former Chief Executive Officer, Mr. Riddell, on July 12, 2007. The terms are set forth above under Employment Agreement. We do not expect to pay compensation to Mr. Riddell as an executive officer with respect to the 2008 fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Table of Beneficial Ownership

The table below sets forth information as to (a) any person, including their address, known to us to own beneficially more than 5% of our voting securities, (b) equity securities beneficially owned by each of our officers and directors, (c) equity securities beneficially owned by each of the nominees named in this proxy statement; and (d) equity securities beneficially owned by the current executive officers and directors as a group. Beneficial ownership is determined in accordance with the SEC’s Regulation 13D-G. Accordingly, the information below reflects stock options, warrants, and other securities beneficially held by the specified person that may be exercised or converted into common stock within 60 days. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. The information in this table is as of April 15, 2008 based upon (i) 19,319,591 shares of common stock outstanding and (ii) 83,705 shares of common stock, Series A Preferred Stock (as converted), and Series B Preferred Stock (as converted) voting together as an aggregate of 19,403,296 voting shares.

			Percent of Common Stock,
			Series A Preferred
			Stock, and
	Number of Shares of	Percent of	Series B Common Stock
Owner	Common Stock	Common Stock	Voting Together

Jagen, Pty., Ltd.(1) 9 Oxford Street, South Ybarra 3141 Melbourne, Victoria Australia	3,222,222	16.7%	16.6%
GAM Holdings AG(2) Klaustrasse 10 8008 Zurich, Switzerland	1,514,275	7.8%	7.8%
Shell Asset Management Company BV(3) Sir Winston Churchillaan 366H, 2285 SJ Rijswijk ZH, The Netherlands	1,500,000	7.8%	7.7%
Bjorn Ahlstrom	20,101	*	*
Malcolm Currie	32,769	*	*
Richard Davies(4)	3,222,222	16.7%	16.6%
Donald Dreyer	31,408	*	*
John Micek(5)	32,885	*	*
Anthony Rawlinson(6)	584,879	3.0%	3.0%
Edwin Riddell(7)	74,394	*	*
Roy Roberts	—	—	—
Michael Staran(8)	39,667	*	*
John Wallace	20,693	*	*
Jarett Fenton	5,000	*	*
All Officers and Directors as a group	841,796	4.4%	4.3%

*	Indicates less than 1%.

(1)	Jagen Pty. Ltd. (Jagen) shares beneficial ownership with Jagen’s controlling shareholder, the B. Liberman Family Trust and its trustee, Jagen Nominees, Pty. Ltd. Mr. Davies is Managing Director for Jagen. Boris and Helen Liberman possess ultimate voting and discretionary authority over the shares.

(2)	Based upon a Schedule 13G/A filed January 23, 2008, GAM Holding AG holds shared voting and investment power with its wholly-owned subsidiaries, GAM International Management Limited (GIML) and GAM London Limited (GAM London) of which GIML is the investment adviser of GAM Global Diversified and GAM London is the investment adviser of SJP GAM Managed-Life, SJP GAM Managed - Pension, SJPI GAM Sterling Managed Fund and SJPI GAM US Dollar Managed Fund.

(3)	Based upon a Schedule 13G filed April 10, 2008, Shell Asset Management Company BV manages assets of The Shell Group and its subsidiaries and affiliates, including certain pension plans organized for the benefit of employees of The Shell Group. As such, The Shell Group and such subsidiaries and affiliates, including such pension plans, have the right to the receipt of dividends from, and the proceeds from the sale of, the shares of common stock.

(4)	Represents shares held by Jagen corresponding to footnote (1) above. As Managing Director, Mr. Davies may be deemed to hold voting or investment discretionary power of the shares held by Jagen. Mr. Davies disclaims beneficial ownership of the shares held by Jagen.

(5)	Includes 22,222 shares held by Silicon Prairie Partners, LP, for which Mr. Micek is Managing Partner.

(6)	Includes 13,702 shares held by The Global Value Investment Portfolio Management Pte. Ltd. (Global Value), for which Mr. Rawlinson is Managing Director. Mr. Rawlinson disclaims beneficial ownership of the shares held by Global Value. Of the amount he directly owns, Mr. Rawlinson has pledged 555,555 shares of common stock.

(7)	Includes 47,222 shares of common stock underlying stock options exercisable within 60 days.

(8)	Includes 19,167 shares of common stock underlying stock options exercisable within 60 days.

AIM Ownership Information

In addition to the AMEX, the shares of our common stock also trade on the Alternative Investment Market (AIM) of the London Stock Exchange. The rules of AIM require that persons notify us upon attaining more than 3% of our outstanding common stock. The table below solely reflects information that has been submitted to us and disclosed in a regulatory press release related to our AIM-listed common stock since January 1, 2007. The table below is not a substitute for the SEC-mandated table of beneficial ownership above. Because the information speaks only as of the notice date indicated, it may not reflect continuing ownership on or near the record date for the Annual Meeting. The table also does not necessarily reflect all shareholders who may have a greater than 3% ownership in our common stock.

		Common Stock	Percentage
		Owned	Ownership
Owner	Date of Notice	per Notice	per Notice(2)

Helium Special Situations Fund	February 27, 2008	730,500	4.3%
Newton Investment Management Ltd.	April 19, 2007	481,000	8.99%
GAM International Management Ltd.(1)	April 19, 2007	1,514,275	10.22%
J O Hambro Capital Management Group Ltd.	April 11, 2007	950,000	6.43%

(1)	GAM International Management Ltd. previously submitted a notice on January 10, 2007 disclosing ownership of 1,050,000 (7.09%) shares of common stock.

(2)	Assuming the owners did not acquire or dispose of additional shares, the equivalent percentage ownership as of April 15, 2008 based upon 19,319,591 shares of common stock outstanding is 3.8%, 2.5%, 7.8%, and 4.9% for Helium, Newton, GAM, and Hambro.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and beneficial owners of greater than 10% owners of our common stock to file reports of ownership and changes in ownership with the SEC and provide copies to us. Based solely on a review of Section 16 reports and written representations from officers and directors, we believe that during the fiscal year ended December 31, 2007, our officers, directors, and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except: (i) Mr. Staran belatedly reported a November 17, 2006 award of 23,000 options on April 19, 2007 when the due date was November 21, 2006; (ii) Mr. Staran belatedly by one day filed a Form 4 on October 17, 2007 of an acquisition on October 12, 2007 of 12,000 shares; (iii) Mr. Fenton did not file a Form 3 upon his appointment as Chief Financial Officer on February 4, 2007 to report ownership of no shares at the time; (iv) The report filed by Mr. Fenton on August 30, 20007 was incorrectly filed on Form 3 rather than Form 4; (v) Mr. Micek did not file a Form 3 upon his appointment as director on December 4, 2007 reporting his preexisting ownership of 9,315 shares; (vi) each non-executive director, Messrs. Ahlstrom, Currie, Dreyer, Langenius, Rawlinson, and Wallace, belatedly reported their third quarter stock award of 1,276 shares each on October 10, 2007 when the due date was October 2, 2007; (vii) GAM Holding AG belatedly filed a Form 3 on August 2, 2007 reporting initial ownership as a greater than 10% owner as of April 3, 2007.

TRANSACTIONS WITH RELATED PERSONS

Item 404 of Regulation S-K of the SEC rules requires that we disclose any transaction in which a related person has a direct or indirect material interest and where the amount exceeds $120,000. Two transactions fit the Rule 404 criteria since the beginning of 2007 and including any currently proposed transaction.

In the ordinary course of business, we enter into purchase orders with Hyundai Heavy Industries (HHI), which until August 1, 2007, constituted a greater than 5% beneficial owner of our shares of common stock. During 2007, we purchased $1,952,782 of components, materials and services from HHI. We believe the purchases were made on terms and conditions equal to or better than our standard commercial terms with other vendors.

Since December 2005, we have utilized Momentum Studios to provide information technology and general marketing services, including website design and trade show support. Momentum Studios is owned by the son and daughter-in-law of our current director and former Chief Executive Officer, Edwin Riddell. During 2007, we paid consulting fees and expenses of $179,857 to Momentum Studios. We expect to utilize Momentum Studios to lesser degree in 2008 due to internal hires to perform information technology and marketing services. Therefore, we are uncertain whether we will have related party transactions valued over $120,000 with Momentum Studies in 2008. The Board has determined that the original cost and expense of the work of Momentum Studios was equivalent to market rates being charged by comparably experienced companies in the field.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PMB Helin Donovan LLP served as our registered independent auditor for the most recently completed fiscal year, and has served in that role since its appointment by the Audit Committee on January 31, 2007.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Audit Fees

The following table sets forth the aggregate fees billed or to be billed by our principal accountant for the following services for the years ended December 31, 2007 and 2006:

Category	2007	2006

Audit Fees(1)	$235,500	$224,381
Audit-Related Fees	—	—
Tax Fees(2)	$13,500	$17,778
All Other Fees	—	—
Total	$249,000	$242,159

(1)	For 2006, $80,381 of the fees billed are attributable to Windes & McClaughry Accountancy Corporation, our prior principal accountant. The remaining fees billed for 2006 and all fees for 2007 to date are attributable PMB Helin Donovan, LLP.

(2)	The services for these tax fees related to preparation of corporate income tax returns. For 2006, $4,278 of the fees billed are attributable to Windes & McClaughry Accounting Corporation, our prior principal account. The remaining fees billed for 2006 and all fees for 2007 to date are attributable to PMB Helin Donovan, LLP.

The tax fees above were pre-approved by our Audit Committee as appropriate, which concluded that the provision of such services by PMB Helin Donovan was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On January 31, 2007, Enova Systems dismissed Windes & McClaughry Accountancy Corporation (Windes) as our registered public accounting firm and engaged PMB Helin Donovan, LLP as our new independent registered public accounting firm. The decision regarding the end of the Windes engagement and the commencement of the PMB Helin Donovan, LLP engagement was made and approved by the Audit Committee after consideration of our then current needs and position. Concurrent with the change in auditor, we also undertook changes to our finance and operations departments, including a change in our Chief Financial Officer. In light of these organization changes and given the disagreement between us and Windes with respect to the filing of our Form 10-Q for the fiscal quarter ended September 30, 2006 filed November 13, 2006 (the “Form 10-Q”), the Audit Committee believed that engagement of a new auditor would lead to enhanced communications with respect to audit matters.

During the course of its engagement, Windes did not provide an audit report on our financial statements. Therefore, there is no applicable disclosure within the meaning of Item 304(a)(1)(ii) of Regulation S-K.

During our two most recent fiscal years, Enova Systems and Windes had the following three “disagreements” within the meaning of Item 304(a)(1)(iv) of Regulation S-K on matters of accounting principles or practices, financial statement disclosure, or auditing or review scope or procedure, which if not resolved to the satisfaction of Windes would have caused it to make reference to the subject matter of the disagreement in its reports on our financial statements.

First, as reflected in the Current Reports on Form 8-K dated November 29, 2006 and December 5, 2006, Windes and Enova Systems disagreed whether Windes authorized the Form 10-Q filing. After numerous discussions among Windes and us involving management and the Audit Committee, the disagreement was resolved by filing the requisite Item 4.02 Form 8-K and later filing the amended Form 10-Q for the fiscal period ended September 30, 2006 on December 29, 2006 (the “Form 10-Q/A”).

Second, Windes and Enova Systems disagreed whether we followed the appropriate accounting policy and accounting literature to record revenue. This disagreement was resolved upon further analysis and by reversing the recorded revenue and related expenses in the Form 10-Q/A.

Third, Windes and Enova Systems disagreed whether adequate documentation had been produced to support a material debt forgiveness transaction which, although negotiated in the 2005 fiscal year, was completed in the first quarter of the 2006 fiscal year and therefore included in our year-to-date operations. Consistent with the Form 10-Q/A’s Item 4 Controls and Procedures disclosure, we were unable to locate original documentation to support the accounting treatment for the transaction. This disagreement was resolved when we obtained replacement copies to reflect the original documentation and the accounting treatment.

The Audit Committee discussed the subject matter of all three disagreements above with Windes and we authorized Windes to respond fully to inquiries of PMB Helin Donovan, LLP concerning the subject matter of these disagreements.

During our two most recent fiscal years, the following were “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K:

(A) Consistent with the Item 4 Controls and Procedures disclosure in the Form 10-Q/A, Windes advised that material weaknesses existed in our internal controls, and thereby our financial statement preparation and disclosure, regarding the (i) correct application of relevant accounting standards; (ii) ability to produce original documentation to support an accounting treatment; and (iii) internal and external communication by us in ensuring there was appropriate independent accountant review and authorization to file periodic reports such as the Form 10-Q for the fiscal period ended September 30, 2006.

(B) Given the three disagreements cited above, Windes expressed concern about its ability to rely on management representations. As a result, consistent with its Item 4 Controls and Procedures disclosure in the Form 10-Q/A, we agreed to dedicate additional time and resources to internal control matters and specifically agreed to (1) retain a consultant to review our accounting, documentation, and internal control policies and (2) implement more stringent oversight policies to ensure proper auditor authorization is received prior to making SEC filings.

(C) Given the third disagreement cited above with respect to adequate documentation, Windes further advised us it would need to expand significantly the scope of its audit within the meaning of Item 304(a)(1)(v)(C) to ensure that proper and sufficient documentation existed to support accounting conclusions reached in prior fiscal periods including the cited debt forgiveness transaction.

During the two most recent fiscal years, we did not consult with PMB Helin Donovan, LLP regarding (1) the application of accounting principles to a specified transaction, whether completed or proposed, (2) the type of audit opinion that might be rendered with respect to our financial statements, or (3) any matter that was either the subject of a “disagreement” or a “reportable event” as those terms are defined in Item 304(a)(1)(v) of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. Management has primary responsibility for this process, including our system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent auditors, and not the Audit Committee, are responsible for auditing and expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence from Enova Systems and its management.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in our Annual Report on SEC Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Submitted by the Audit Committee

John Micek (Chair)
Bjorn Ahlstrom
John Wallace

The material in the Report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing by Enova Systems under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

ADDITIONAL INFORMATION

Shareholder Proposals for Annual Meetings

Proposals of shareholders intended to be presented at the next annual meeting must be received by us at our offices at Enova Systems, Inc., 1560 West 190th Street, Torrance, California 90501, Attention: Secretary, no later than December 30, 2008, a date not less than one hundred twenty (120) days prior to one year anniversary of our initial mailing to shareholders of this proxy statement. Any shareholder proposals must satisfy the conditions established by the SEC for inclusion in our proxy materials.

Annual Meeting Date

We did not hold a 2007 Annual Meeting of Shareholders. Historically and as provided in the Bylaws, the annual meeting was held on the third Wednesday of November. On December 4, 2007, the Board amended the Bylaws to eliminate that November annual meeting date requirement. Instead, the amended Bylaws now permit the Board to set the date of the annual meeting. We intend to hold our annual meeting in the Spring of each year. Holding the annual meeting in the traditional spring season for U.S. public companies will better enable shareholders to assess our fiscal year-end results and ensure efficient delivery of our annual report to shareholders in accordance with current AMEX rules.

Annual Report to Shareholders

Our 2007 Annual Report on Form 10-K, including financial statements for the fiscal year ended December 31, 2007, is being mailed to shareholders concurrently with this proxy statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of our Annual Report on Form 10-K filed with the SEC may be obtained free of charge by writing to Enova Systems, Inc., 1560 West 190th Street, Torrance, California 90501, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of our website (www.enovasystems.com).

DRAFT PROXY CARD
ENOVA SYSTEMS, INC.
ANNUAL MEETING OF SHAREHOLDERS, MAY 22, 2008, 10:00 A.M. LOCAL TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY
The undersigned shareholder of Common Stock and/or Series A and Series B Preferred Stock of Enova Systems, Inc., a California corporation (the “Company”), hereby appoints Michael Staran and Jarett Fenton and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of the Company, to be held at Enova Systems, Inc.’s principle executive office, located at 1560 West 190th Street, Torrance, California 90501 on May 22, 2008, 10:00 a.m. local time, and any adjournments or postponements thereof (the “Annual Meeting”), to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.
IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED HEREIN, BUT IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE SPECIFIED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES IN THEIR DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING. SHAREHOLDERS WHO PLAN TO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXY BY CASTING THEIR VOTE AT THE ANNUAL MEETING IN PERSON.

DRAFT PROXY CARD
Annual Meeting Proxy Card
A. Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors:

01 – Bjorn Ahlstrom	02 – Malcolm R. Currie
03 – Richard Davies	04 – John J. Micek
05 – Edwin O. Riddell	06 – Roy S. Roberts
07 – Michael Staran	08 – John R. Wallace

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHOLD vote from all nominees

☐	For All EXCEPT – To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain
2. To ratify the selection of PMB Helin Donovan as the Company’s independent auditors for the year ending December 31, 2008.	☐	☐	☐

B. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yy) – Please print date below.	Signature 1 – Please keep signature within box.	Signature 2 – Please keep signature within box.

Meeting Attendance: Mark the box to the right if you plan to attend the Annual Meeting.	☐